EXHIBIT 99.1


CONTACTS:
Thomas W. Freeze, Sr. VP and CFO                 Philip Bourdillon/Eugene Heller
Poore Brothers, Inc.                             Silverman Heller Associates
623-932-6203                                     310-208-2550


                  POORE BROTHERS ANNOUNCES THE INTRODUCTION OF
                      CRUNCH TOONS(TM) BRAND SALTED SNACKS

     Goodyear, Arizona (March 18, 2003) - Poore Brothers, Inc. (Nasdaq: SNAK) today announced that the Company plans to introduce CRUNCH TOONS(TM), a highly innovative new brand of salted snacks initially featuring Warner Bros. beloved LOONEY TUNES(TM) characters, including Bugs Bunny, Tweety and the Tasmanian Devil, beginning this summer.

     "We are thrilled to announce the national introduction of our company-owned brand, CRUNCH TOONS(TM), targeted to kids of all ages," commented Eric J. Kufel, president and CEO. "This exciting new brand utilizes breakthrough manufacturing technology to produce high resolution, three-dimensional character-shaped snacks with the taste and crunch of potato chips. The packaging is entertaining and includes interactive on-package promotions that reflect the fun and irreverent personalities of many of the most popular LOONEY TUNES(TM) characters."

     CRUNCH TOONS(TM) will be introduced into all key trade channels throughout the summer and fall of 2003, with initial shipments planned to commence in June. The brand will be launched initially with three products: original flavor Bugs Bunny shaped snacks, cheddar cheese flavor Tweety shaped snacks, and nacho cheese flavor Tasmanian Devil shaped snacks. These products will be sold in five channel-specific sizes, as well as three variety packs of single serving sizes.

     As previously announced, the Company has teamed up with Warner Bros. Consumer Products in a multi-year licensing agreement granting Poore Brothers exclusive snack category brand licensing and promotional rights for LOONEY TUNES(TM) characters. As part of the agreement, Poore Brothers has also been granted exclusive brand licensing and promotional rights for Warner Bros. Pictures' upcoming live-action feature film, "Looney Tunes: Back in Action," which is slated to hit movie theaters November 14, 2003. The film stars Brendan Fraser, Jenna Elfman, Joan Cusack, Heather Locklear and Steve Martin.

     Throughout 2003, there will be increasing LOONEY TUNES(TM) awareness as a result of the motion picture and related promotional partner marketing activities. Poore Brothers plans to support the introduction of CRUNCH TOONS(TM) with the most comprehensive advertising, consumer promotion and public relations campaign in the Company's history. In the second half of 2003, the Company will launch a multi-million dollar national television advertising campaign, newspaper coupon program, and public relations activities, as well as feature on-pack promotions such as free LOONEY TUNES(TM) tattoos.

     "CRUNCH TOONS(TM) has been our most thorough brand and product development project to date. We have conducted extensive market research, which generated favorable results that led to our aggressive investment stance on the brand launch. I am pleased to report that early responses from major national retailers have been enthusiastic," continued Mr. Kufel.

     "Company wide, our goal in 2003 is to generate $10-15 million in revenue growth, primarily in the second half of the year," commented Thomas W. Freeze, senior vice president and CFO. "Due to approximately $4 million in spending during the year for product development and other costs associated with our new product launches, including fourth-quarter national television advertising and consumer promotions, we expect to be marginally profitable for the year."

     "As we continue to build a diverse portfolio of $20-$50 million national niche snack food brands, we remain committed to achieving our goal of $100 million in revenues in 2004," continued Mr. Freeze. "Our goal is to sustain 20% compound annual growth in revenues thereafter, and to achieve this goal we plan to launch at least two additional new brands within the following three years. While profitability will fluctuate as we invest in new brand launches and expand their distribution, our long-term goal is to improve our net income margins to the 4-6% range in non-launch years."

ABOUT POORE BROTHERS, INC.
With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of "Intensely Different"(TM) salted snack foods under a variety of owned or licensed brand names, including CRUNCH TOONS(TM), T.G.I. FRIDAY'S(R), TATO SKINS(R), POORE BROTHERS(R), BOB'S TEXAS STYLE(R), and BOULDER POTATO COMPANY(R). Further information is available at http://www.poorebrothers.com.


STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE NOT HISTORICAL FACTS ARE "FORWARD LOOKING" STATEMENTS AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. BECAUSE SUCH STATEMENTS INCLUDE RISKS AND UNCERTAINTIES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER FROM THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE AND THAT MAY AFFECT THE COMPANY'S PROSPECTS IN GENERAL INCLUDE, BUT ARE NOT LIMITED TO, THE POTENTIAL NEED FOR ADDITIONAL FINANCING, ACQUISITION-RELATED RISKS, SIGNIFICANT COMPETITION, CUSTOMER ACCEPTANCE OF NEW PRODUCTS, DEPENDENCE UPON MAJOR CUSTOMERS, GENERAL RISKS RELATED TO THE FOOD PRODUCTS INDUSTRY, AND SUCH OTHER FACTORS AS ARE DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                      # # #

LOONEY TUNES, characters, names and all related indicia are trademarks of and(C)Warner Bros.
(s03)